               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

              Quest Diagnostics Incorporated
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                             [QUEST DIAGNOSTICS LOGO]


Notice of
2001 Annual Meeting &
Proxy Statement







                                             Quest Diagnostics Incorporated
                                             One Malcolm Avenue
                                             Teterboro, NJ 07608

                         Quest Diagnostics Incorporated
                               One Malcolm Avenue
                          Teterboro, New Jersey 07608
                                 (201) 393-5000
                         -----------------------------
            NOTICE OF 2001 ANNUAL MEETING TO BE HELD ON MAY 8, 2001
                         -----------------------------

To the Stockholders of QUEST DIAGNOSTICS INCORPORATED:

The 2000 Annual Meeting of Stockholders of Quest Diagnostics Incorporated will be held on Tuesday, May 8, 2001 at 10:00 A.M., local time, at The Waldorf Astoria, 301 Park Avenue, New York, NY 10022, for the purpose of considering and voting upon the following matters:

1. To elect three directors for a three-year term.

2. To adopt an amendment to Quest Diagnostics' Restated Certificate of Incorporation to increase the number of authorized shares of common stock, $.01 par value, from 100,000,000 shares to 300,000,000 shares.

3. To approve an amendment to the 1999 Employee Equity Participation Program increasing the number of shares of common stock of Quest Diagnostics issuable under the program from 6,000,000 shares to 9,000,000 shares.

4. To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Quest Diagnostics for the year ending December 31, 2001.

5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

Your Board of Directors has fixed the close of business on March 19, 2001, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting, and any notice of adjournments or postponements of the annual meeting.

By Order of the Board of Directors
[SIG CUT TO COME]
Leo C. Farrenkopf, Jr.
Vice President and Secretary
March   , 2001

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. ALTERNATIVELY, STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE BY CALLING (800) 213-3198 OR ON THE INTERNET AT HTTP//WWW.COMPUTERSHARE.COM/US/PROXY. EACH PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING.

This notice and the proxy statement are dated March   , 2001, and are first
being mailed to stockholders on March   , 2001.

                                Proxy Statement

                         -----------------------------
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2001
                         -----------------------------

    This proxy statement is furnished in connection with the solicitation by the Board of Directors of Quest Diagnostics Incorporated of proxies for use at the 2001 Annual Meeting of Stockholders of Quest Diagnostics to be held on Tuesday, May 8, 2001, and at any adjournments or postponements of the annual meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This proxy statement and the accompanying proxy card are first being mailed to
stockholders on or about March   , 2001.

    Only holders of record of shares of Quest Diagnostics' common stock, par value $.01 per share, and holders of record of shares of Quest Diagnostics' voting cumulative preferred stock, par value $1.00 per share, at the close of business on March 19, 2001, are entitled to notice of the annual meeting and to vote on all matters presented to the annual meeting. On that date, there were
issued, outstanding and entitled to vote          shares of common stock held by
approximately       stockholders of record and 1,000 shares of voting cumulative preferred stock, all of which shares are held by Corning Incorporated. Each share of common stock and voting cumulative preferred stock is entitled to one vote, voting as one class. The common stock and voting cumulative preferred stock are collectively referred to as the 'shares.' A majority of the shares issued and outstanding at March 19, 2001, constitutes a quorum for the transaction of business.

    All proxies on the enclosed card which are properly executed and returned to Quest Diagnostics or are properly voted by telephone or Internet will be voted as provided therein at the annual meeting and any and all adjournments thereof. Signed, unmarked proxies will be voted FOR the election of the Board's nominees (Proposal 1), FOR approval of an amendment to Quest Diagnostics' restated certificate of incorporation increasing the number of authorized shares of common stock (Proposal 2), FOR approval of an amendment to the 1999 Employee Equity Participation Program increasing the number of shares issuable under the Program (Proposal 3), and FOR ratification of the selection of PricewaterhouseCoopers LLP as the independent

                       Quest Diagnostics Incorporated   2001 Proxy Statement   1
accountants to audit the financial statements of Quest Diagnostics for the year ending December 31, 2001 (Proposal 4). A stockholder executing and returning a proxy may revoke it at any time before it has been voted by filing with the Secretary of Quest Diagnostics a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

    The required vote for election of directors (Proposal 1) is a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The required vote FOR approval of an amendment to the restated certificate of incorporation increasing the number of authorized shares (Proposal 2) is the affirmative vote of the holders of a majority of outstanding shares entitled to vote. The required vote FOR approval of an amendment to the Employee Equity Participation Program (Proposal 3) and for approval of ratification of the selection of auditors (Proposal 4) is the affirmative vote of a majority of the shares casting votes on the proposal (whether present in person or represented by proxy) provided that the total votes cast on the proposal represent over 50% of all shares entitled to vote on the proposal. Any proxy that is properly executed and returned to Quest Diagnostics and marked 'abstain' as to any matter will, nevertheless, be counted in determining whether a quorum is present at the annual meeting. The number of shares abstaining on each proposal is counted and reported as a separate total. Broker non-votes are included in the determination of the number of stockholders present at the meeting for quorum purposes but are not counted in the tabulation of votes cast on proposals presented to stockholders.

    Quest Diagnostics' management does not know of any matters to be brought before the annual meeting other than Proposals 1, 2, 3 and 4. Quest Diagnostics' By-Laws generally provide that no matters may be brought before any stockholder meeting by a stockholder unless the proponent is a stockholder as of the record date and Quest Diagnostics has received notice of the proposed matter, no later than February 15 of the year in which the annual meeting is held, at its principal executive office. Quest Diagnostics has not received notice of a proposal from any stockholder.

    Officers and employees of Quest Diagnostics may solicit proxies by mail, telephone, facsimile transmission or telegraph, or in person, for which they will receive no special compensation. Quest Diagnostics will bear all expenses for the preparation, printing and use of Quest Diagnostics' proxy materials. In addition, Quest Diagnostics has retained Georgeson Shareholder Communications

2   Quest Diagnostics Incorporated   2001 Proxy Statement

Inc. to assist in the solicitation for a fee of $12,000 and reimbursement of its reasonable out-of-pocket expenses. No portion of the proxy solicitor's fee is dependent on the number of shares (as hereinbefore defined) voting in favor of (as opposed to those voting against or abstaining) any matter being submitted for approval at the annual meeting. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners of Quest Diagnostics' stock, and to obtain authorizations for the execution of proxies. Quest Diagnostics will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

    Quest Diagnostics' 2000 Annual Report to Stockholders has been distributed to stockholders and is not deemed a part of the materials for the solicitation of proxies.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

    The Restated Certificate of Incorporation of Quest Diagnostics provides that the Board of Directors shall consist of not less than three nor more than twelve directors, the exact number to be determined from time to time by resolution of the Board of Directors. The Board presently consists of nine directors. The Restated Certificate of Incorporation further provides for three classes of directors having staggered terms of office, each class consisting, so far as possible, of one-third of the number of directors required at the time to constitute a full Board. If the number of directors may not be evenly divided into thirds, the Board of Directors shall determine which class or classes shall have one extra director.

    At the annual meeting, three directors will be elected to hold office until the 2004 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified.

    The following tables identify the three persons nominated for election to the Board of Directors at the annual meeting and the six members of the Board of Directors whose terms will expire subsequent to the annual meeting. Each of the nominees has consented to serve if elected. It is intended that the accompanying form of proxy, unless otherwise specified, will be voted for the election of the three nominees. Certain information concerning each of the nominees and continuing directors and their business experience during the past five years is provided following the tables below.

                       Quest Diagnostics Incorporated   2001 Proxy Statement   3

    It is the intention of the persons named on the accompanying proxy card to vote for the election of the nominees unless a stockholder has withheld such authority. Management has no reason to believe that any nominee will not be available to serve his or her prescribed term. However, the persons named on the proxy card will have the discretionary authority to vote for substitutes if any nominee is unable or unwilling to serve.

    Directors will be elected by the plurality vote of the holders of shares entitled to vote at the annual meeting and present in person or by proxy.

NOMINEES FOR THE BOARD WITH TERMS EXPIRING AT THE 2004 ANNUAL MEETING

                                        Position with
                Name                  Quest Diagnostics   Age
                ----                  -----------------   ---
Kenneth D. Brody....................      Director        57
Mary A. Cirillo.....................      Director        53
William R. Grant....................      Director        76

MEMBERS OF THE BOARD CONTINUING IN OFFICE WITH TERMS EXPIRING AT THE 2002 ANNUAL MEETING

                                        Position with
                Name                  Quest Diagnostics   Age
                ----                  -----------------   ---
William F. Buehler..................      Director        61
Van C. Campbell.....................      Director        62
Dan C. Stanzione....................      Director        55

MEMBERS OF THE BOARD CONTINUING IN OFFICE WITH TERMS EXPIRING AT THE 2003 ANNUAL MEETING

         Name             Position with Quest Diagnostics      Age
         ----             -------------------------------      ---
Kenneth W. Freeman....  Chairman of the Board,                 50
                        Chief Executive Officer and Director
Gail R. Wilensky......  Director                               57
John B. Ziegler.......  Director                               54

KENNETH D. BRODY is the founding partner of Winslow Partners LLC, a Washington, D.C. private investment firm. He is also the co-founder and principal of Taconic Capital Advisors, an investment adviser firm. From 1993 to early 1996, he was the chairman and president of the Export-Import Bank of the United States, a position to which he was appointed by President Clinton. From 1971 to 1991, Mr. Brody was with Goldman, Sachs & Co., where he was a partner and member of the management committee. Mr. Brody is a director of Federal Realty Investment Trust. Mr. Brody has been a director of Quest Diagnostics since January 1997.

4   Quest Diagnostics Incorporated   2001 Proxy Statement

WILLIAM F. BUEHLER is a retired Vice Chairman of Xerox Corporation, which he joined in 1991. Prior to joining Xerox, Mr. Buehler spent 27 years with AT&T, primarily in sales, marketing and general management positions. Mr. Buehler is a director of A.O. Smith. Mr. Buehler has been a director of Quest Diagnostics since July 1998.

VAN C. CAMPBELL retired in 1999 as Vice Chairman of Corning Incorporated, which he joined in 1965. He was elected treasurer in 1972, a vice president in 1973, financial vice president in 1975 and senior vice president for finance in 1980. He became general manager of the Consumer Products Division in 1981.
Mr. Campbell was elected vice chairman and a director in 1983 and during 1995 was appointed to the additional position of chairman of Corning Life Sciences Inc. He is a director of Armstrong World Industries, Inc and Covance Inc.
Mr. Campbell has been a director of Quest Diagnostics since January 1991.

MARY A. CIRILLO is Chairman of OPCENTER, which provides help desk and network operations services, and Chairman of Contentprose LLC, which provides support for website content development and maintenance. She was Chief Executive Officer of Global Institutional Services of Deutsche Bank from July 1999 until
February 2000. Previously, she served as Executive Vice President and Managing Director of Bankers Trust Company (which was acquired by Deutsche Bank), which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. From April 1994 until she joined Bankers Trust Company, Ms. Cirillo was responsible for Citibank's Global Relationship Banking Operations and Technology Group, which supported the infrastructure and information technology needs of the North America, Europe and Japan global markets. Ms. Cirillo previously served as the Senior Corporate Officer for Citicorp's Business Evaluation and Corporate Re-engineering Unit. Ms. Cirillo is a director of Cisco Systems, Inc. and Digital Island Inc.
Ms. Cirillo has been a director of Quest Diagnostics since April 1997.

KENNETH W. FREEMAN is Chairman of the Board and Chief Executive Officer of Quest Diagnostics. Mr. Freeman joined Quest Diagnostics in May 1995 as President and Chief Executive Officer, was elected a director in July 1995 and was elected Chairman of the Board in December 1996. Prior to 1995, he served in a variety of financial and managerial positions at Corning Incorporated, which he joined in 1972. He was elected Controller and a Vice President of Corning in 1985, Senior Vice President in 1987, and

                       Quest Diagnostics Incorporated   2001 Proxy Statement   5

General Manager of the Science Products Division in 1989. He was appointed President and Chief Executive Officer of Corning Asahi Video Products Company in 1990. In 1993, he was elected Executive Vice President of Corning. Mr. Freeman is a director of MedPlus, Inc.

WILLIAM R. GRANT has been Chairman of Galen Associates, a New York investment firm, since 1989. From 1987 to 1989 he was Chairman of New York Life International and from 1979 to 1987 of MacKay-Shields Financial Corp. He is also a former director and Vice-Chairman of SmithKline Beecham plc, and is currently a director of Allergan, Inc., MiniMed, Inc., Ocular Sciences, Vasogen Inc. and WBN.Com. He has been a director of Quest Diagnostics since August 1999.
Mr. Grant was designated by SmithKline Beecham to be a director of Quest Diagnostics pursuant to the Stockholders Agreement with SmithKline Beecham. See 'Certain Relationships and Related Transactions -- Stockholders Agreement.'

DAN C. STANZIONE is President Emeritus of Bell Laboratories at Lucent Technologies Incorporated. Dr. Stanzione began his career in 1972 with Bell Labs, where he led the teams working on the first microprocessors and digital signal processors. He was appointed president of Network Systems, Lucent's largest business unit, in 1996 and was appointed Chief Operating Officer of Lucent in 1997. Dr. Stanzione has been a director of Quest Diagnostics since January 1997.

GAIL R. WILENSKY is the John M. Olin Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. She is currently the chair of the Medicare Payment Advisory Commission, which advises Congress on all issues relating to Medicare. From 1995 to 1997 she chaired the Physician Payment Review Commission, which advised Congress on physician payment and other Medicare issues. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of Advanced Tissue Sciences Inc., Manor Care Inc., St. Jude Medical Corp., SMS Corporation, Syncor Corporation and United Healthcare Corporation. Dr. Wilensky has been a director of Quest Diagnostics since January 1997.

JOHN B. ZIEGLER is the President, Worldwide Consumer Healthcare, of GlaxoSmithKline (the parent of SmithKline Beecham plc). Mr. Ziegler joined SmithKline Beecham in 1991 as the head of SB Consumer Healthcare-North American Division. He became

6   Quest Diagnostics Incorporated   2001 Proxy Statement

Executive Vice President of SmithKline Beecham in 1996 and assumed his current responsibilities in 1998. He has been a director of Quest Diagnostics since May 2000. Mr. Ziegler was designated by SmithKline Beecham as a director of Quest Diagnostics pursuant to the Stockholders Agreement with SmithKline Beecham. See 'Certain Relationships and Related Transactions -- Stockholders Agreement.'

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE 'FOR' THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

                                   DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has four standing committees: an Audit and Finance Committee, a Compensation and Nominating Committee, a Quality, Safety and Compliance Committee and an Executive Committee. The Audit and Finance Committee, composed of Mr. Campbell, Ms. Cirillo, Mr. Grant and Dr. Stanzione, reviews financial information to be reported to the public and shareholders; recommends and oversees a system of internal financial and other controls to protect the Corporation's assets and business; oversees the internal and external audit processes; and provides advice on financing activities and other financial matters. The Compensation and Nominating Committee, composed of Mr. Brody, Ms. Cirillo, Mr. Grant and Dr. Stanzione, makes recommendations to the Board with respect to programs for human resource development and management organization and succession, and makes recommendations to the Board with respect to compensation matters and policies and employee benefit and incentive plans, including Quest Diagnostics' 1999 Employee Equity Participation Program. The Quality, Safety and Compliance Committee, composed of Mr. Buehler,
Mr. Campbell, Mr. Ziegler and Dr. Wilensky, oversees Quest Diagnostics' compliance program, which is administered by management's Compliance Team and the Legal and Compliance Department and oversees the administration of Quest Diagnostics' Quality and Safety programs. The Executive Committee, composed of Mr. Brody, Mr. Campbell and Mr. Freeman, has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of Quest Diagnostics except with respect to certain major corporate matters, such as mergers, the election of directors, the amendment of Quest Diagnostics' certificate of incorporation and By-laws, incurring indebtedness in excess of $20 million and such matters as are delegated to other committees of the Board of Directors.

                       Quest Diagnostics Incorporated   2001 Proxy Statement   7

    During 2000, there were five meetings of the Board of Directors, five meetings of the Audit and Finance Committee, five meetings of the Compensation and Nominating Committee and five meetings of the Quality, Safety and Compliance Committee. There were no formal meetings of the Executive Committee. Several actions were taken on unanimous written consent of the Executive Committee. During the year, each director attended at least 75% of the meetings held by the Board of Directors and each committee of which he or she was a member, except for Mr. Brody who attended 70% of those meetings.

DIRECTORS' COMPENSATION

    Each non-employee director is entitled to receive a fee in an annual sum of $26,000, payable in quarterly installments of $6,500. Directors who serve as committee chairs receive an additional annual sum of $1,500, payable in quarterly installments of $375. In addition, each non-employee director also participates in Quest Diagnostics' stock option plan for non-employee directors. The option plan authorizes the grant on the date of the Annual Meeting of Stockholders of non-qualified stock options to acquire up to 9,000 shares of common stock of Quest Diagnostics to each non-employee director. In the event that a person is elected as a director of Quest Diagnostics other than on the date of the Annual Meeting of Stockholders, the Board of Directors may grant to such director, on his/her election, an option to acquire a number of shares (not to exceed 9,000) that is proportional to the fraction of a year remaining until the next Annual Meeting of Stockholders consistent with the most recent annual option grant to other directors at the previous Annual Meeting of Stockholders. A director may elect to receive his or her annual retainer in options in lieu of cash. Currently two directors have elected to receive options in lieu of cash. The aggregate number of shares of common stock of Quest Diagnostics which may be issued pursuant to the exercise of options granted under the plan may not exceed 500,000 (subject to adjustments in certain circumstances). The exercise price of all stock options issued under the plan is the fair market value of Quest Diagnostics' common stock on the date of grant.

    Under the Quest Diagnostics deferred compensation plan for directors, each director may elect to defer, until a date specified by him or her, receipt of all or a portion of his or her cash compensation. Such plan provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank,

8   Quest Diagnostics Incorporated   2001 Proxy Statement

N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Quest Diagnostics' common stock from time to time, or (iii) a combination of such accounts. All non-employee directors are eligible to participate in the plan. Currently, two directors have elected to defer compensation pursuant to the plan.

PROPOSAL NO. 2 AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has approved an amendment to Quest Diagnostics' Restated Certificate of Incorporation to increase the number of shares of authorized common stock from 100,000,000 to 300,000,000 shares. The Board has directed that the amendment be submitted for consideration and action at the Annual Meeting. The proposed amendment requires the affirmative vote of a majority of the total number of outstanding shares of the Common stock and preferred stock entitled to vote at the meeting.

REASONS FOR THE AMENDMENT

    As of March 19, 2001 Quest Diagnostics had outstanding       shares of
common stock and had approximately       shares reserved for issuance under its
1999 Employee Equity Participation Program, including       shares subject to
outstanding stock options. In addition, 23,816 shares are held as treasury stock.

    The Board of Directors believes it is in the best interest of stockholders to broaden the stockholder base. In order to achieve that broadened base of stockholders, Quest Diagnostics has announced that the Board of Directors has declared, subject to stockholder approval of amendment of Quest Diagnostics' Restated Certificate of Incorporation described in this Proxy Statement, a two-for-one stock split to be effected in the form of a 100% stock dividend. If this Proposal No. 2 is approved by stockholders, a minimum of approximately 55,000,000 shares will be required to distribute the stock dividend to stockholders and to reserve shares for issuance pursuant to existing commitments (such as the 1999 Employee Equity Participation Program, an adjustment to which is the subject of Proposal No. 3 below).

    The current number of authorized shares of common stock is not sufficient to effect the proposed two-for-one stock split or to provide Quest Diagnostics with the ongoing flexibility to anticipate and react in a timely manner to changes in the competitive environment in which Quest Diagnostics operates. The Board of Directors believes it is in Quest Diagnostics' best interest to provide

                       Quest Diagnostics Incorporated   2001 Proxy Statement   9
additional flexibility to issue securities from time to time for a number of business purposes.

    The Board of Directors believes it advisable to increase the authorized number of shares of common stock to the proposed level not only to provide the necessary shares for the proposed stock split, but also because there may be insufficient shares available for issuance from time to time for purposes which the Board may determine to be in Quest Diagnostics' interest. These purposes would include further stock splits, stock dividends, providing shares for employee benefit plans, dividend reinvestment plans, possible future acquisitions and other general corporate purposes. The Board believes it will be advantageous to be able to act promptly with respect to investment or acquisition opportunities without the expense and delay involved in convening special shareholder meetings to authorize additional shares, which may be issued in connection with such opportunities.

STOCK SPLIT

    If the proposed amendment is approved, on May 31, 2001, Quest Diagnostics will issue a stock dividend of one new share of common stock for each share of common stock held by stockholders of record on May 16, 2001. Stockholders who are record holders as of May 16, 2001 but who sell their common stock on or before May 31, 2001 will not be entitled to the stock dividend.

POSSIBLE EFFECTS OF THE AMENDMENT

    If the proposed amendment is approved, the Board of Directors will be able to cause the issuance of additional shares of common stock without the further vote of stockholders of Quest Diagnostics, except as provided under Delaware corporate law or under the rules of the New York Stock Exchange.

    While the Board of Directors believes it advisable to increase the number of authorized shares of common stock for the reasons set forth above, the Board of Directors realizes that the increase in the number of authorized shares of common stock could be used for anti-takeover purposes as Quest Diagnostics could issue additional shares to make more difficult or discourage an attempt to acquire control of Quest Diagnostics. Quest Diagnostics is not aware of any effort to accumulate its securities or obtain control by means of a tender offer, proxy contest or otherwise.

    The consolidated financial statements, audited by PricewaterhouseCoopers LLP, which are contained in Quest

10   Quest Diagnostics Incorporated   2001 Proxy Statement

Diagnostics' 2000 Annual Report which has been mailed to Quest Diagnostics' security holders pursuant to Rule 14a-3(b) of Regulation 14A of the General Rules and Regulations under the Securities and Exchange Act of 1934, are incorporated in this document by reference.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE 'FOR' ADOPTION OF AN AMENDMENT TO QUEST DIAGNOSTICS' CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES.

PROPOSAL NO. 3 AMENDMENT TO EMPLOYEE EQUITY PARTICIPATION PROGRAM TO INCREASE THE NUMBER OF ISSUABLE SHARES OF COMMON STOCK

    The Board of Directors recommends approval of an amendment to the 1999 Employee Equity Participation Program increasing the number of shares of common stock issuable under the program from 6,000,000 to 9,000,000. This amendment would be effected prior to the stock split that is described in Proposal No. 2 and the shares issuable under the plan would be subject to adjustment. Accordingly, if the amendment is approved and the 100% stock dividend is issued on May 31, 2001, the number of shares issuable under the program would be automatically adjusted to 18,000,000.

REASONS FOR THE AMENDMENT

    Quest Diagnostics is committed to recruiting, retaining and rewarding highly qualified individuals. Management believes it is in Quest Diagnostics' best interests to motivate and align the interests of employees with those of Quest Diagnostics' stockholders by offering stock-based compensation programs. As a result of the acquisition of SmithKline Beecham Clinical Laboratories in 1999 as well as routine option and share grants under the Program, there remain
approximately    million shares available for future stock grants and stock options under the Program. Management believes that more shares are needed to permit administration of the Program through its intended life.

DESCRIPTION OF 1999 EMPLOYEE EQUITY PARTICIPATION PROGRAM

    Effective June 29, 1999, Quest Diagnostics adopted the 1999 Employee Equity Participation Program. The purpose of the Program is to benefit the stockholders of Quest Diagnostics by providing a means to attract, retain and reward individuals who contribute to its long-term financial success. The Program is administered by a Committee appointed by the Board of Directors. The Committee selects the employees of Quest Diagnostics and its subsidiaries who are eligible to participate and determines the types

                      Quest Diagnostics Incorporated   2001 Proxy Statement   11
and terms and conditions of all awards. The types of awards that may be granted under the 1999 Employee Equity Participation Program are stock options (incentive and non-qualified), stock appreciation rights and stock awards. An award may be granted separately or with another award. An award may also be granted in tandem, so that the exercise or vesting of one award cancels another award held by the same participant. Because the 1999 Employee Equity Participation Program is discretionary and may be based on the financial performance of Quest Diagnostics, it is not possible to determine or estimate the benefits or amounts that will be received in the future by individual employees or groups of employees under the Program.

    The 1999 Employee Equity Participation Program currently authorizes the issuance of up to six million shares of Quest Diagnostics' common stock. The 1999 Employee Equity Participation Program also authorizes the issuance of shares of common stock of Quest Diagnostics that are represented by awards granted under the 1996 Employee Equity Participation Program or the 1999 Employee Equity Participation Program that are forfeited, expired or canceled. No additional options or stock awards can be issued under the 1996 Employee Equity Participation Program. In determining the number of shares of common stock of Quest Diagnostics available for delivery under the 1999 Employee Equity Participation Program, shares issued through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of Quest Diagnostics acquiring another entity will not reduce the maximum number of shares available.

    Shares of Quest Diagnostics common stock covered by an option award may be paid for in cash or by using already-owned shares of Quest Diagnostics common stock valued at the market price at the time of exercise or by authorizing a third party to sell shares of Quest Diagnostics common stock acquired by the exercise of a stock option and to pay the proceeds to Quest Diagnostics in full payment for the shares and the resulting tax withholding obligations.

    Except in connection with certain transactions such as stock dividends or stock splits or mergers, Quest Diagnostics may not (1) grant new options or stock appreciation rights with a lower exercise price in exchange for previously granted options or stock appreciation rights, or (2) lower the price of outstanding stock options or stock appreciation rights. A maximum of 1,800,000 shares of Quest Diagnostics common stock awards may be issued as incentive stock awards under the 1999 Employee Equity

12   Quest Diagnostics Incorporated   2001 Proxy Statement

Participation Program. No one individual may receive awards granted as options or stock appreciation rights covering more than 1,000,000 shares of Quest Diagnostics common stock under the 1999 Employee Equity Participation Program. No one individual may receive awards granted as stock awards covering more than 300,000 shares of Quest Diagnostics common stock under the 1999 Employee Equity Participation Program.

    Vesting of stock options and stock awards are determined by the Committee and are, in some cases based on performance goals consisting of, among other things, net profits and earnings per share. Vesting is subject to acceleration in the case of a change in control. Change of control, for purposes of existing options and grants, would be (1) any person becoming the beneficial owner of 40% or more of the voting stock of Quest Diagnostics, (2) a change in the membership of the Quest Diagnostics Board of Directors as a result of a contested election such that a majority of the Board members at any particular time were initially placed on the Board as a result of such contested election, or (3) approval by Quest Diagnostics' stockholders of a transaction in which Quest Diagnostics ceases to be an independent public company, or a sale or disposition of all or substantially all of Quest Diagnostics' assets or a plan of partial or complete liquidation.

    The Quest Diagnostics Board of Directors has the authority to amend the 1999 Employee Equity Participation Program. However, any amendment to increase the number of shares available for issuance under the Program, to reprice any stock appreciation right or stock option of which the exercise price is in excess of the value of the underlying stock, or to decrease the price at which options may be granted cannot be effective without the approval of the holders of Quest Diagnostics common stock voting at a meeting at which the matter is considered. The Program has a term that ends no later than 2009 and no awards or other rights may be granted after termination.

FEDERAL INCOME TAX CONSEQUENCES

    U.S. federal income tax consequences to optionees and Quest Diagnostics relating to options granted under the 1999 Employee Equity Participation Program should generally be as follows, based on current tax law and regulations. An optionee who exercises a non-qualified option will recognize compensation taxable as ordinary income, subject to withholding, in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. Quest Diagnostics or the subsidiary employing the individual will be entitled to a tax

                      Quest Diagnostics Incorporated   2001 Proxy Statement   13
deduction in the same amount. The optionee's basis in these shares is measured by the exercise price increased by the amount taxable as compensation. The capital gain or loss on disposition of the shares will either be long-term or short-term, depending on the holding period of the shares.

    If all applicable requirements of the Internal Revenue Code with respect to incentive stock options are met, generally no taxable income to the optionee will be recognized and no tax deduction will be allowable to Quest Diagnostics, or the subsidiary employing the individual, at the time of the grant or exercise. If the shares are held for more than one year from the date of exercise and more than two years from the date of grant, the optionee will be entitled to a long-term capital gain or loss when disposing of the shares and Quest Diagnostics or the subsidiary employing the individual will not be entitled to a deduction. However, the excess of the fair market value of the shares at the time of exercise over the amount paid is an item of tax preference which may be subject to the alternative minimum tax. Generally, if an incentive option is exercised more than three months after termination of employment, the optionee will recognize ordinary taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise and Quest Diagnostics will be entitled to a tax deduction in the same amount.

    An individual who receives stock appreciation rights or the right to receive shares of Quest Diagnostics common stock in the future will experience no U.S. federal tax consequences at the time of grant. Upon exercise or vesting, as the case may be, the individual will recognize ordinary taxable income in the amount equal to, in the case of a stock appreciation right, the cash received plus, the fair market value of the shares of Quest Diagnostics common stock received. Quest Diagnostics or the subsidiary employing the individual will generally be entitled to a tax deduction in the same amount. The employee will have a tax basis for the shares equal to their fair market value at the time they are included in taxable income and will realize capital gain on the subsequent disposition of these shares, depending on the holding period of the shares. The holding period begins when the employee recognizes taxable income with respect to the shares.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE 'FOR' APPROVAL TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE 1999 EMPLOYEE EQUITY PARTICIPATION PROGRAM.

14   Quest Diagnostics Incorporated   2001 Proxy Statement

PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

    The Board of Directors recommends the ratification of its selection of PricewaterhouseCoopers LLP as the independent accountants to audit the financial statements of Quest Diagnostics for its current fiscal year, which ends
December 31, 2001. PricewaterhouseCoopers LLP has served as Quest Diagnostics' independent accountants since 1982. Should the selection of PricewaterhouseCoopers LLP by the Board of Directors not be ratified, the Board will consider the selection of a different firm to serve as independent accountants of Quest Diagnostics.

    It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, will have the opportunity to make a statement if they elect to do so, and will be available to respond to appropriate questions.

    During 2000, Quest Diagnostics was billed for the following services provided by Pricewaterhouse Coopers LLP:

Audit Fees...........................  $428,000
Financial Information Systems
  Design and Implementation Fees.....  $      0
All Other Fees.......................  $806,000

    The Audit and Finance Committee of the Board of Directors has considered the other services rendered and does not believe that they are incompatible with PricewaterhouseCoopers LLP remaining independent.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE 'FOR' RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

OTHER MATTERS

    As of the date hereof, the Board does not know of any matter that will come before the annual meeting other than Proposals 1, 2, 3 and 4. If any other matter is properly presented at the annual meeting or any adjournment or postponement of the annual meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. Quest Diagnostics' By-Laws generally provide that no matters may be brought before any stockholder meeting by a stockholder unless the proponent is a stockholder as of the record date and Quest Diagnostics has received notice of the proposed matter, no later than the February 15 preceding the date of an annual meeting, at its principal executive office at One Malcolm Avenue, Teterboro, NJ 07608. Quest Diagnostics has not received notice of any such proposal.

                      Quest Diagnostics Incorporated   2001 Proxy Statement   15

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table shows the compensation for the past three years of the Chief Executive Officer, each of Quest Diagnostics' other four most highly compensated executive officers and one former executive officer who was among the four most highly compensated executive officers prior to his departure (the 'named executive officers').

SUMMARY COMPENSATION TABLE

                                              Annual Compensation
                  Name and                    -------------------
             Principal Position               Year        Salary
             ------------------               ----        ------
Kenneth W. Freeman                            2000       $747,116
  Chairman & CEO                              1999        598,078
                                              1998        500,000

Surya N. Mohapatra, Ph.D. (5)                 2000       $498,077
  President &                                 1999        361,539
  Chief Operating Officer

James D. Chambers                             2000       $372,067
  (formerly President,                        1999        349,039
  Business Services)                          1998        298,845

Gerald C. Marrone                             2000       $331,587
  Chief Information Officer & Senior          1999        310,299
  Vice President, Administration              1998        300,000

Robert A. Hagemann                            2000       $298,878
  Corporate Vice President &                  1999        241,247
  Chief Financial Officer                     1998        194,566

Michael E. Prevoznik (7)                      2000       $274,888
  Corporate Vice President,                   1999        260,000
  Legal & Compliance and
  General Counsel

(1) Represents Management Incentive Plan amounts using payout factor of 1.55x of target based on Quest Diagnostics' financial and non-financial Goals.

(2) Includes $83,160, $40,493 and $33,485 in tax gross-up payments on forgiven loan amounts for Mr. Freeman, Dr. Mohapatra, and Mr. Chambers, respectively. The loans were provided in connection with the relocation of the executives, bear no interest and are forgiven over a five-year period. The principal balance of the loan to Mr. Freeman was $160,000 at January 1, 2000 and $80,000 at December 31, 2000. The principal balance of the loan to Dr. Mohapatra was $200,000 at January 1, 2000 and $150,000 at December 31, 2000. Includes $125,000 Year 2000 bonus for Mr. Marrone. Also includes $154,896 tax and financial planning assistance, and legal counseling for Mr. Freeman.

(3) 2000 values are based on a per share price of $102.72 approved by the Compensation and Nominating Committee in September 2000 based on forecasted 2000 financial performance results, subject to forfeiture and transfer restrictions until vested. Performance shares earned for Dr. Mohapatra, Mr. Chambers, Mr. Marrone, Mr. Hagemann, and Mr. Prevoznik are 24,970, 17,479, 11,236, 8,115 and 11,236 shares, respectively. The shares vest in three equal annual installments beginning February 28, 2002.

16   Quest Diagnostics Incorporated   2001 Proxy Statement

                                                                      Long-Term
                                       Annual Compensation       Compensation Awards
                                       ----------------------   -----------------------
                                          Other     Restricted   Securities                 All
                                         Annual       Stock      Underlying    LTIP        Other
                                        Bonus (1)    Comp. (2)   Awards (3)    Options     Payouts   Comp. (4)
                                        ---------    ---------   ----------    -------     -------   ---------
Kenneth W. Freeman                     $1,623,300   $257,176    $        0    150,000       $0      $  128,946
  Chairman & CEO                        1,200,000    231,203     2,126,875    332,151        0       1,711,848
                                          460,000    183,292       926,316    180,000        0         131,963

Surya N. Mohapatra, Ph.D. (5)          $  618,400   $ 40,493    $2,564,877          0       $0      $   91,508
  President &                             400,000    197,750     1,094,250    140,000        0         443,955
  Chief Operating Officer

James D. Chambers                      $  345,531   $ 33,485    $1,795,414     13,379       $0      $3,155,015(6)
  (formerly President,                    275,100     35,182       595,525     85,000        0         592,993
  Business Services)                      189,751     35,901       257,310     50,000        0          57,593

Gerald C. Marrone                      $  282,300   $125,000    $1,154,195          0       $0      $   32,364
  Chief Information Officer & Senior      203,378     50,000       382,838     55,000        0         362,143
  Vice President, Administration          172,500    100,000       180,117     35,000        0           8,190

Robert A. Hagemann                     $  255,090   $      0    $  833,585          0       $0      $   23,518
  Corporate Vice President &              158,290          0       276,494     40,000        0         329,036
  Chief Financial Officer                 102,784          0       154,386     27,000        0          23,747

Michael E. Prevoznik (7)               $  229,921   $      0    $1,154,195          0       $0      $   69,555
  Corporate Vice President,                65,600          0       162,323     54,000        0           2,688
  Legal & Compliance and
  General Counsel


(4) Includes forgiven principal on relocation loans of $80,000, $50,000 and $50,000 for Mr. Freeman, Dr. Mohapatra and Mr. Chambers, respectively. Includes payment of $38,746 to Mr. Freeman under the Transferee Supplemental Pension Plan. Includes relocation assistance of $57,129 for Mr. Prevoznik. Includes $6,800, $6,800, $6,800, $6,800, $6,316 and $1,695 contributed to the Company's Profit Sharing Plan for Mr. Freeman, Dr. Mohapatra, Mr. Chambers, Mr. Marrone, Mr. Hagemann, and Mr. Prevoznik, respectively. Includes $31,308, $22,164, $13,802 and $7,331 contributed to the Company's Supplemental Deferred Compensation Plan for Dr. Mohapatra, Mr. Marrone, Mr. Hagemann, Mr. Prevoznik, respectively. Includes ESOP contribution of $3,400 for each of Mr. Freeman, Dr. Mohapatra, Mr. Chambers, Mr. Marrone, Mr. Hagemann, and Mr. Prevoznik, respectively.

(5) Dr. Mohapatra joined Quest Diagnostics on February 1, 1999.

(6) Includes $3,094,815 accrued severance payments for Mr. Chambers whose termination date was December 22, 2000.

(7) Mr. Prevoznik joined Quest Diagnostics on August 16, 1999. His base salary is annualized for 1999.

                      Quest Diagnostics Incorporated   2001 Proxy Statement   17

OPTION GRANTS. The following table sets forth certain information regarding options granted in 2000 to the named executive officers pursuant to stock option plans.

                           OPTION/SAR GRANTS IN 2000

                                                                              Potential Realizable Value at
                                                                              Assumed Annual Rates of Stock
                                       Individual Grants                    Price Appreciation for Option Term
                       --------------------------------------------------   ----------------------------------
                                        % of
                                        Total
                       Number of       Options
                       Securities    Granted to
                       Underlying   All Employees                           Gain       Gain           Gain
                        Options       In Fiscal     Exercise   Expiration    At         At             At
Executive               Granted         Year         Price        Date       0%         5%            10%
--------------------------------------------------------------------------------------------------------------

Kenneth W.
 Freeman                150,000         22.1%       $ 35.72    03/27/2010    $0     $3,369,617    $ 8,539,272
Surya N.
 Mohapatra                    0          0.0%                                 0              0              0
James D.
 Chambers**               2,984          0.4%       $104.75    03/23/2002     0         27,861         56,735
                          6,692          1.0%       $120.00    03/23/2002     0         57,483        116,119
                          3,703          0.5%       $135.50    03/23/2002     0         35,917         72,554
Gerald C.
 Marrone                      0          0.0%                                 0              0              0
Robert A.
 Hagemann                     0          0.0%                                 0              0              0
Michael E.
 Prevoznik                    0          0.0%                                 0              0              0
All Employees                            100%

 * No SARs were granted.

** All option grants to Mr. Chambers during 2000 represent reload option grants.

OPTION EXERCISES AND FISCAL YEAR-END VALUES. The following table sets forth certain information regarding stock option exercises by the named executive officers during 2000 and the number of shares of Quest Diagnostics' common stock covered by both exercisable and unexercisable stock options as of December 31, 2000, for the named executive officers.

18   Quest Diagnostics Incorporated   2001 Proxy Statement

                     AGGREGATE OPTION/SAR EXERCISES IN 2000
                       & 2000 YEAR-END OPTION/SAR VALUES

                                                      Number of Securities
                                                           Underlying
                                                     Unexercised Options at           Value of Unexercised(1)
                                                               FYE                  In-the-Money Options at FYE
                         Shares                    ---------------------------   ---------------------------------
                        Acquired        Value
        Name           on Exercise    Realized     Exercisable   Unexercisable   Exercisable(2)   Unexercisable(3)
------------------------------------------------------------------------------------------------------------------

Kenneth W. Freeman             0     $         0     567,761        397,500       $71,492,065       $44,567,850
Surya N. Mohapatra             0               0      41,666         98,334         5,013,218        11,761,582
James D. Chambers        131,483      13,974,947           0         34,629                 0         2,740,223
Gerald C. Marrone              0               0      58,750         41,250         7,251,025         4,770,975
Robert A. Hagemann             0               0      44,600         30,000         5,432,860         3,469,800
Michael E. Prevoznik           0               0      13,500         40,500         1,561,410         4,684,230

(1) Based on a value of $142 at December 31, 2000.

(2) Based on the value of $94.30 at March 9, 2001, the value of the unexercised but exercisable options would have been $44,409,865, $3,025,750, $4,448,650, $3,305,440 and $917,460, respectively for Messrs. Freeman, Mohapatra, Marrone, Hagemann and Prevoznik.

(3) Based on the value of $94.30, at March 9, 2001, the value of the unexercisable options would have been $25,607,100, $7,071,050, $1,444,150,
    $2,803,350, $2,038,800 and $2,752,380, respectively for Messrs. Freeman,
    Mohapatra, Chambers, Marrone, Hagemann and Prevoznik.

VARIABLE COMPENSATION. Quest Diagnostics maintains a Management Incentive Plan, which is an annual incentive cash compensation plan for approximately 1,600 supervisory, management and executive employees. The terms of the Management Incentive Plan are described below.

    The performance-based annual cash incentive awards payable under the Management Incentive Plan are grounded in financial goals such as net income, cash flow, operating margin, return on equity, or earnings per share, or a combination thereof, and quantifiable non-financial goals. Each participant is assigned a target award, as a percentage of base salary in effect at the end of the performance year for which the target is set, payable if the target is achieved. Actual results are compared to the scale of targets with each gradation of desired result corresponding to a percentage, which are multiplied by the employee's assigned target award. If the actual result is below target, awards are to be less than target, down to a point below which no awards are earned. If the desired result is above target, awards are greater than target, up to a stated maximum award. The maximum award assigned to the Chief Executive Officer may not exceed 200% of his target annual bonus. The Compensation and Nominating Committee retains the right to reduce any award if it believes that individual performance does not warrant the award calculated by reference to the result.
                      Quest Diagnostics Incorporated   2001 Proxy Statement   19

PENSION PLANS. None of the executive officers of Quest Diagnostics is currently an active participant in a qualified defined benefit plan of Quest Diagnostics.

    Effective as of January 1, 1997, Quest Diagnostics adopted a Transferee Supplemental Pension Plan, a nonqualified, unfunded defined benefit plan for the benefit of key employees and executive officers of Quest Diagnostics who are former employees of Corning Incorporated, including Mr. Freeman and Mr. Chambers. The Transferee Supplemental Pension Plan is intended to provide benefits approximately equal to the difference between the benefits provided for under the Corning Salaried Pension Plan and the Executive Supplemental Pension Plan and the benefits which would have been payable thereunder but for the termination of employment with Corning of such employees.

    Prior to June 1, 1995, Mr. Freeman was eligible, and prior to January 1, 1995 Mr. Chambers was eligible, to participate in, and accrue benefits under, Corning's Salaried Pension Plan, a defined benefit plan, contributions to which are determined by Corning's actuaries and are not made on an individual basis. Benefits paid under this plan are based upon career earnings (regular salary and cash awards paid under Corning's variable compensation plans) and years of credited service. The Corning Salaried Pension Plan provides that salaried employees of Corning who retire on or after December 31, 1996 will receive pension benefits equal to 1% of the first $27,000 of average earnings for the highest five consecutive years in the ten years immediately prior to 1997 plus 1.5% of such average earnings in excess of $27,000 for all years of credited service prior to 1997, and 1.5% of annual earnings up to the social security wage base and 2% of annual earnings in excess of such base for 1997 and each year of credited service thereafter. Salaried employees may contribute to the Corning Salaried Pension Plan 2% of their annual earnings up to the social security wage base. Such employees will receive for each year of credited service after December 31, 1990, an additional amount of pension benefit reflecting the value of the increased voluntary contribution.

    Corning maintains a non-qualified Executive Supplemental Pension Plan pursuant to which it will pay to certain executives amounts approximately equal to the difference between the benefits provided for under the Corning Salaried Pension Plan and benefits which would have been payable thereunder but for the provisions of the Employee Retirement Income Security Act of 1974, as amended ('ERISA').

    Maximum annual benefits calculated under the straight life annuity option form of pension payable to participants at age 65,

20   Quest Diagnostics Incorporated   2001 Proxy Statement
the normal retirement age specified in the Corning Salaried Pension Plan with at least five years of credited service, are illustrated in the table set forth below. The table below does not reflect any limitations on benefits imposed by ERISA. It is estimated that Messrs. Freeman and Chambers, who have 29 and 15 years of credited service, respectively, would receive each year if they worked to age 65, $604,600 and $229,000 under the Corning Salaried Pension Plan, the Executive Supplemental Pension Plan and the Transferee Supplemental Pension Plan.

               Annual Pension Benefit at Various Years of Service

   5-Year
  Average
   Final
Compensation      15         20         25          30           35           40
   (AFC)        Years      Years      Years       Years        Years        Years
------------------------------------------------------------------------------------
 $  100,000    $ 19,700   $ 26,300   $ 32,800   $   39,400   $   46,000   $   53,500
    300,000      64,700     86,300    107,800      129,400      151,000      173,500
    500,000     109,700    146,300    182,800      219,400      256,000      293,500
    700,000     154,700    206,300    257,800      309,400      361,000      413,500
    900,000     199,700    266,300    332,800      399,400      466,000      533,500
  1,100,000     244,700    326,300    407,800      489,400      571,000      653,500
  1,300,000     289,700    386,300    482,800      579,400      676,000      773,500
  1,500,000     334,700    446,300    557,800      669,400      781,000      893,500
  1,700,000     379,700    506,300    632,800      759,400      886,000    1,013,500
  1,900,000     424,700    566,300    707,800      849,400      991,000    1,133,500
  2,100,000     469,700    626,300    782,800      939,400    1,096,000    1,253,500
  2,300,000     514,700    686,300    857,800    1,029,400    1,201,000    1,373,500

EMPLOYMENT AGREEMENT

    Mr. Freeman entered into a three-year employment agreement with Quest Diagnostics in December 1999, which provides for:

an annual base salary of no less than $750,000, with any increases subject to the discretion of the Board of Directors or the Compensation and Nominating Committee;

an annual target participation in the Management Incentive Plan in amounts no less than 140% of annual base salary in effect at the time performance goals are established;

a retirement pension benefit, which is secured by a letter of credit, equivalent to benefits under Corning's qualified salaried pension plan and Corning's non-qualified executive supplemental pension plan based upon not less than 34 years of credited service in the event of termination for reasons other than for cause;

                      Quest Diagnostics Incorporated   2001 Proxy Statement   21
the opportunity to receive grants of stock options and restricted shares under the 1999 Employee Equity Participation Program; and

severance payments in an amount equal to three times his base salary and three times his target annual bonus award in the event Mr. Freeman terminates his employment for good reason or the Company terminates his employment without a cause.

Good reason would include (1) a material change in Mr. Freeman's duties or responsibilities, (2) removal or a failure to re-elect Mr. Freeman to the position of Chairman of the Board and Chief Executive Officer, (3) a greater than 75-mile relocation without his consent, (4) a reduction in compensation or benefits, (5) a change in control or (6) a failure to renew his employment agreement. Change of control would include (1) a sale or disposition of all or substantially all of Quest Diagnostics' assets or a partial or complete liquidation of Quest Diagnostics, (2) a merger of consolidation in which the surviving entity becomes a subsidiary of a publicly traded parent and Mr. Freeman is not the Chairman and Chief Executive Officer of such parent,
 (3) the acquisition by any third party of at least 51% of the outstanding shares of capital of Quest Diagnostics in a transaction not covered by clause
 (2) following which Quest Diagnostics ceases to be an independent public company or (4) a change in the membership of the Quest Diagnostics Board of Directors as a result of a contested election such that a majority of the Board members at any particular time were initially placed on the Board as a result of such contested election.

SEVERANCE ARRANGEMENTS

    Quest Diagnostics has a severance policy for certain executive officers, other than Mr. Freeman, whereby:

     Severance is paid to an executive officer if his or her employment is terminated by Quest Diagnostics (1) other than for cause and (2) upon a determination that the business needs of Quest Diagnostics require the replacement of the executive officer, in an amount not to exceed two times the executive officer's annual base salary at the annual rate in effect on the date of termination of employment and an amount not to exceed two times the annual award of variable compensation at the most recent target level. The executive would also be entitled to participate in Quest Diagnostics' health and welfare plans (or a comparable plan after 18-month COBRA eligibility lapses), to the extent permitted by the terms of the plans and applicable law, for a

22   Quest Diagnostics Incorporated   2001 Proxy Statement
     period of up to two years or until the officer is covered by a successor employer's benefit plans, whichever occurs first.

     If, however, an executive officer's employment is terminated by Quest Diagnostics other than for cause, during the 12-month period following a change in control, the severance benefit may be up to three times the executive officer's annual base salary at the annual rate in effect on the date of termination of employment and three times the annual award of variable compensation at the most recent target level. The executive officer would also be entitled to participate in Quest Diagnostics' health and welfare plans (or a comparable plan after 18-month COBRA eligibility lapses), to the extent permitted by the terms of these plans and applicable law, for a period of up to three years or until the officer is covered by a successor employer's benefit plans, whichever is first. A 'Change of Control' is defined in the policy to include the following: the acquisition by a person of 20% or more of the voting stock of the Company; the membership of the Board of Directors changes as a result of a contested election such that a majority of the Board members at any particular time was initially placed on the Board as a result of such contested election; approval by the Company's stockholders of a merger or consolidation in which the Company ceases to be an independent public company; or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation.

COMPENSATION AND NOMINATING COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Nominating Committee of the Board of Directors determines the compensation of Quest Diagnostics' executive officers. The Committee has four members, each of whom is independent of management. None of the Committee members has any insider or interlocking relationship with Quest Diagnostics, and each of them is a non-employee director, as these terms are defined in applicable rules and regulations of the Securities and Exchange Commission.

COMPENSATION PHILOSOPHY

    The Compensation and Nominating Committee is responsible for ensuring that executive compensation is aligned with the Quest Diagnostics' values and strategic objectives and is based on corporate, applicable business unit, and individual performance

                      Quest Diagnostics Incorporated   2001 Proxy Statement   23
measures. The Committee intends to design and administer its compensation plans to:

 Recruit and retain highly qualified executive officers by offering overall compensation and benefits that are competitive with comparable companies.

 Reward executive officers based upon their position, performance and potential.

 Motivate and align the interests of executive officers with those of the Quest Diagnostics' stockholders by tying a significant portion of executive total compensation to the Quest Diagnostics' performance through participation in the Management Incentive Plan and equity-based incentive compensation program.

 Maximize, as appropriate, the deductibility of executive compensation for tax purposes.

    The key elements of executive compensation are base salary, annual incentive awards, and equity participation. Each year the committee evaluates Quest Diagnostics performance and executive target and actual compensation levels compared to a broad group of U.S. corporations comparable in scope of operations.

BASE SALARY

    Quest Diagnostics sets salaries for most executive officers to approximate median levels in major surveys of U.S. corporate executive salary levels. Base salary adjustments are determined following an assessment of each executive officer's position, performance, potential, and current salary level in relation to market data for similar positions with comparable scope of responsibilities. For critical positions and high-performance and high-potential executives, salary levels may be set above median competitive levels.

ANNUAL INCENTIVES

    Quest Diagnostics' Management Incentive Plan is designed to reward executives for the achievement of objectives linked to the Company's critical success factors. Individual incentive targets are established for plan participants based on competitive levels in major surveys of U.S. corporate executive compensation levels. Incentive target levels are set so as to result in annual cash compensation in the range of 50th to 75th percentile of competitive practice, depending on an executive's responsibilities, future potential, individual performance, and Quest Diagnostics' performance.

    For the Chief Executive Officer and all corporate executive officers, the 2000 Management Incentive Plan award was based 70%

24   Quest Diagnostics Incorporated   2001 Proxy Statement
on financial performance results of Quest Diagnostics and 30% on quantitative operational performance results relative to objective performance targets set at the beginning of the year.

LONG-TERM INCENTIVES

    Long-term incentive compensation is based on regular (typically annual) grants of stock options and shares of incentive stock under the terms of the 1999 Employee Equity Participation Program. The Committee believes that these grants directly align stockholder and executive officer interests.

    Stock option and incentive stock target grant levels and terms are established to deliver executive total compensation ranging from 50th to 90th percentile competitive levels, depending an executive's responsibilities, future potential, individual performance, and Company performance.

    In 1999, the Committee approved grants of non-qualified stock options for the Chief Executive Officer and each named executive officer disclosed in the Summary Compensation Table. These grants were designed to cover both 1999 and 2000.

    In early 2000, the Committee approved target grants of shares of incentive stock for each named executive officer disclosed in the Summary Compensation Table other than the Chief Executive Officer. Subsequently the Committee deemed that 139% of each target grant was 'earned' based on Quest Diagnostics' 2000 financial performance results. Accordingly, the original target grants were adjusted to 139% of the target grant. These shares are subject to vesting restrictions for up to three years.

COMPENSATION OF THE CHAIRMAN & CHIEF EXECUTIVE OFFICER

    The compensation of Mr. Freeman consists of base salary, annual incentive and grants of stock options. The Committee determined the level for each of these elements using methods consistent with those used for other executive officers.

    For 2000, the Committee authorized an annual incentive payout under the terms of the Management Incentive Plan. The Committee also authorized an award of 150,000 stock options in lieu of a target grant of incentive stock.

2000 COMPENSATION ACTIONS: OTHER EXECUTIVE OFFICERS

    The other executive officers, including the named executives disclosed in the Summary Compensation Table, received salary increases that ranged from 3.5% to 6% of salary, averaging 3.8% (excluding salary adjustments tied to special adjustments and promotions). The Committee authorized annual incentive awards

                      Quest Diagnostics Incorporated   2001 Proxy Statement   25
under the terms of the Management Incentive Plan equal to 155% of target. As provided by the terms of the 1999 Employee Equity Participation Program, one executive officer received reload option grants on exercise of options granted in prior year(s). Excluding the Chief Executive Officer and the reload option grants described above, no executive officer received a grant of stock options in 2000. Excluding the Chief Executive Officer, each executive officer received a target award of shares of incentive stock under the terms of the Program. Based on Quest Diagnostics' 2000 financial results, the Committee determined that 139% of each target grant of incentive stock was earned, subject to vesting restrictions that extend into 2004.

INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its other proxy-disclosed executive officers, unless certain specific and detailed criteria are satisfied.

    The Committee considers the anticipated tax treatment to Quest Diagnostics and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the committee also can affect deductibility of compensation. Quest Diagnostics' general policy is to preserve the tax deductibility of compensation paid to its executive officers, including annual incentive awards paid under the Management Incentive Plan and grants of stock options and shares of incentive stock under the terms of the 1999 Employee Equity Participation Program.

    The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of Quest Diagnostics and its stockholders.

THE COMPENSATION AND NOMINATING COMMITTEE:

Kenneth D. Brody, Chairman
Mary A. Cirillo
William R. Grant
Dan C. Stanzione

26   Quest Diagnostics Incorporated   2001 Proxy Statement

REPORT OF THE AUDIT AND FINANCE COMMITTEE

    The audit activities of the Audit and Finance Committee of the Board of Directors are focused on three areas:

 The adequacy of Quest Diagnostics' internal controls and financial reporting process and the reliability of Quest Diagnostics' financial statements.

 The independence and performance of Quest Diagnostics' internal auditors and independent auditors.

 Quest Diagnostics' compliance with legal and regulatory requirements relating to securities and financial reporting.

    The Audit and Finance Committee meets with management periodically to consider the adequacy of Quest Diagnostics' internal controls and the objectivity of its financial reporting. The Committee discusses these matters with Quest Diagnostics' independent auditors and with appropriate Quest Diagnostics financial personnel and internal auditors. The Committee regularly meets privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Committee. The Committee also recommends to the Board of Directors the appointment of the independent auditors and reviews periodically their performance and independence from management.

    In addition, as part of the Committee's finance activities, the Committee reviews Quest Diagnostics' financing plans and other significant financial policies and actions, and makes recommendations to the full Board of Directors for approval of certain actions.

    The Directors who serve on the Committee are all 'independent' for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of the Committee members has a relationship to Quest Diagnostics that may interfere with the Committee's independence from Quest Diagnostics and its management.

    The Board of Directors has adopted a written charter setting out the functions the Committee is to perform. You can find a copy of that charter attached to this proxy statement as Appendix A.

    Management has primary responsibility for Quest Diagnostics' financial statements and the overall reporting process, including Quest Diagnostics' system of internal controls.

                      Quest Diagnostics Incorporated   2001 Proxy Statement   27

    The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Quest Diagnostics in conformity with generally accepted accounting principles and discuss with the Committee any issues they believe should be raised.

    This year, the Committee reviewed Quest Diagnostics' audited financial statements and met with both management and PricewaterhouseCoopers LLP, the independent auditors, to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

    The Committee has received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from Quest Diagnostics. In addition, the Committee reviewed all services provided by PricewaterhouseCoopers LLP to Quest Diagnostics, and the corresponding fees, in considering whether non-audit services were compatible with maintaining PricewaterhouseCoopers' independence from Quest Diagnostics. The Committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    Based on these reviews and discussions, the Committee recommended to the Board of Directors that Quest Diagnostics' audited financial statements be included in the Annual Report on Form-10K for the fiscal year ended December 31, 2000 and the Board of Directors gave its approval at a Board of Directors meeting held on February 21, 2001.

THE AUDIT AND FINANCE COMMITTEE:

Van C. Campbell, Chairman
Mary A. Cirillo
William R. Grant
Dan C. Stanzione

28   Quest Diagnostics Incorporated   2001 Proxy Statement

PERFORMANCE COMPARISON

    Set forth below is a line graph comparing the cumulative total stockholder return on Quest Diagnostics' common stock since December 17, 1996 (when the Company's common stock became listed on the New York Stock Exchange on a when issued basis), based on the market price of the Company's common stock and assuming reinvestment of dividends, with the cumulative total stockholder return of companies on the Standard & Poor's 500 Stock Index and the S & P Midcap Healthcare Index.

             QUEST DIAGNOSTICS INCORPORATED PROXY PERFORMANCE GRAPH


                            [PERFORMANCE GRAPH]


                                   12/17/96      12/31/96        12/31/97      12/31/98     12/31/99      12/31/00
Quest Diagnostics Incorporated      $100.00       $108.04         $120.54      $127.23       $218.30      $1014.29
S&P 500                             $100.00       $102.16         $136.23      $175.15       $212.00       $192.71
S&P Midcap Healthcare Index         $100.00       $103.09         $106.62      $136.27       $147.20       $226.92


                                     Total Shareholder Return      Performance Graph Values
                                    --------------------------   -----------------------------
                                                         S&P                             S&P
                         Closing               S&P     Midcap                  S&P     Midcap
        Date            DGX Price     DGX      500      H.C.        DGX        500      H.C.
        ----            ---------     ---      ---      ----        ---        ---      ----
12/17/1996              $   14.00                                $  100.00   $100.00   $100.00
12/31/1996              $   15.125    8.04%    2.16%     3.09%   $  108.04   $102.16   $103.09
12/31/1997              $   16.875   11.57%   33.35%     3.42%   $  120.54   $136.23   $106.62
12/31/1998              $   17.8125   5.56%   28.57%    27.81%   $  127.23   $175.15   $136.27
12/31/1999              $   30.5625  71.58%   21.04%     8.02%   $  218.30   $212.00   $147.20
12/31/2000              $  142.00   364.62%   -9.10%    17.50%   $1,014.29   $192.71   $226.92
                        ---------   ------    -----    ------    ---------   -------   -------
12/17/1996 - 12/31/2001             914.29%   92.71%   126.92%
                                    ======    =====    ======

                      Quest Diagnostics Incorporated   2001 Proxy Statement   29

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of Quest Diagnostics' common stock beneficially owned as of February 28, 2001 by (1) each person who is known to Quest Diagnostics to own beneficially more than 5% of the common stock, (2) each director of Quest Diagnostics and each nominee, (3) each named executive officer and (4) all directors, nominees and executive officers of Quest Diagnostics as a group, excluding shares held under the Corning Investment Plans. Corning Incorporated owns all 1,000 outstanding shares of Quest Diagnostics' voting cumulative preferred stock.

                                    Number of Shares           Percentage
              Name                 Beneficially Owned          of Class(8)
              ----                 ------------------          -----------
GlaxoSmithKline plc..............      12,564,336(1)              27.0%
Kenneth D. Brody.................          13,306(2)                --
William F. Buehler...............          10,000(2)                --
Van C. Campbell..................          34,812(2)(3)             --
Mary A. Cirillo..................          16,857(2)(3)             --
Kenneth W. Freeman...............         814,486(4)               1.8%
William R. Grant.................           4,138(2)(5)             --
Robert A. Hagemann...............          78,222(4)                --
Gerald S. Marrone................          96,379(4)                --
Surya N. Mohapatra...............         121,520(4)                --
Michael E. Prevoznik.............          29,244(4)                --
Dan C. Stanzione.................           1,306                   --
Gail R. Wilensky.................          13,306(2)                --
John B. Ziegler..................             480(6)                --
All Directors, Nominees and
  Executive Officers as a Group
  (16 persons)...................       1,290,412(2)(4)(7)         2.9%

    -------------

(1) The business address of GlaxoSmithKline plc is Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex UB6 /X/NN, England. The ownership information is based solely on the information contained on a Schedule 13D filed by SmithKline Beecham with the Securities and Exchange Commission in August 1999. The shares are held of record by SmithKline Beecham Corporation, a wholly owned subsidiary of GlaxoSmithKline plc.

(2) Includes options issued under the Stock Option Plan for Non-Employee Directors that are presently exercisable or exercisable within 60 days.

(3) In addition, Mr. Campbell and Ms. Cirillo have credited to their accounts the equivalent of 5,095 and 3,551 shares,

                                              (footnotes continued on next page)

30   Quest Diagnostics Incorporated   2001 Proxy Statement

    (footnotes continued from previous page)

    respectively, of common stock under Quest Diagnostics' Deferred Compensation Plan for Directors. Deferred fees will be paid solely in cash at or following termination of service as a director, with the amount of the payment based on the then value of Quest Diagnostics' common stock.

(4) Includes shares of common stock which are subject to options issued under Quest Diagnostics' Stock Option Plan that are presently exercisable or exercisable within 60 days. Mr. Freeman, Mr. Hagemann, Mr. Marrone, Dr. Mohapatra, and Mr. Prevoznik have the right to purchase 617,761, 44,600, 43,759, 48,332 and 13,500 shares, respectively, pursuant to such presently exercisable options.

(5) Mr. Grant was nominated to be a director of the Company by SmithKline Beecham plc, a subsidiary of GlaxoSmithKline plc, pursuant to the Stockholders Agreement discussed below. Mr. Grant, a former director of SmithKline Beecham, disclaims beneficial ownership of the shares of common stock owned by SmithKline Beecham.

(6) Mr. Ziegler was nominated to be a director of the Company by SmithKline Beecham plc, a subsidiary of GlaxoSmithKline plc, pursuant to the Stockholders Agreement discussed below. Mr. Ziegler, President, Worldwide Consumer Healthcare of GlaxoSmithKline, disclaims beneficial ownership of the shares of common stock owned by SmithKline Beecham.

(7) Includes 391 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GLAXOSMITHKLINE

    SmithKline Beecham Corporation, a subsidiary of GlaxoSmithKline plc, owns 12,564,336 shares of Quest Diagnostics' common stock which it obtained on August 16, 1999 as consideration, together with $1.025 billion in cash, for its sale of SmithKline Beecham Clinical Laboratories, Inc. ('SBCL') to Quest Diagnostics.

    In October 2000, Quest Diagnostics received a cash payment of $95 million from SmithKline Beecham plc to settle certain outstanding items associated with the acquisition of SBCL. The acquisition agreements contained a provision for a purchase price reduction if a review of SBCL financial statements showed that the net assets acquired were below a prescribed level. Quest Diagnostics

                      Quest Diagnostics Incorporated   2001 Proxy Statement   31
received an adjustment of $98.6 million, but the cash payment was offset by $3.6 million for amounts separately owed to SmithKline Beecham.

STOCKHOLDERS AGREEMENT

    Quest Diagnostics entered into a stockholders agreement with SmithKline Beecham upon the closing of the purchase of SBCL. During the ten-year term of the stockholders agreement, SmithKline Beecham has the right to designate two nominees to the Quest Diagnostics' Board of Directors (or three nominees if the Company's Board of Directors consists of more than ten directors) as long as SmithKline Beecham owns at least 20% of the outstanding common stock of Quest Diagnostics. The stockholders agreement imposes limitations on the right of SmithKline Beecham to sell or vote its shares and prohibits SmithKline Beecham from acquiring in excess of 29.5% of the outstanding common stock of Quest Diagnostics.

CLINICAL TRIALS AGREEMENT

    At the closing, SmithKline Beecham and Quest Diagnostics entered into a global clinical trials testing agreement. Under this agreement, SmithKline Beecham will use Quest Diagnostics as the provider of SmithKline Beecham's clinical trials testing requirements for ten years. The services that Quest Diagnostics will provide to SmithKline Beecham include support for studies conducted by SmithKline Beecham of the effects of pharmacological compounds on humans. SmithKline Beecham will pay Quest Diagnostics fees based upon a fee schedule attached to the global clinical trials agreement, subject to adjustment. Quest Diagnostics billed approximately $31 million to SmithKline Beecham with respect to services performed during 2000.

TRANSITION SERVICES AGREEMENT

    At the closing of the acquisition of SBCL, SmithKline Beecham and Quest Diagnostics entered into a transition services agreement which required SmithKline Beecham to provide various administrative services that SmithKline Beecham previously performed for its clinical laboratories testing business. The agreement terminated on December 31, 2000. The services covered by this agreement include treasury, payroll and benefits administration, human resource services, telecommunications, and information resource management. Generally, the fees associated with each respective service were substantially at cost and were listed in a schedule attached to the transition services agreement. Quest Diagnostics was billed approximately $14 million by

32   Quest Diagnostics Incorporated   2001 Proxy Statement

SmithKline Beecham with respect to services performed under the Transition Services Agreement in 2000.

DATA ACCESS AGREEMENTS

    At the closing of the acquisition of SBCL, Quest Diagnostics entered into two data access agreements under which SmithKline Beecham would have the right to use Quest Diagnostics' laboratory data. Under the first agreement, SmithKline Beecham has the right to use the data (a) within SmithKline Beecham and its affiliates and (b) in programs or services supplied to third parties in support of disease state categories which SmithKline Beecham is developing, marketing, or selling pharmaceutical or vaccine products. Data that would identify a patient is not provided to SmithKline Beecham without patient consent. The agreement restricts disclosure by SmithKline Beecham of data that would identify the patient or payor without appropriate authorization. After an initial term ending 42 months following the closing, the agreement can be renewed by SmithKline Beecham, for seven successive one-year renewal options. The fees payable to Quest Diagnostics during balance of the initial term will be below market prices, but at the time of renewal, terms will generally be determined based on the most favorable rate that Quest Diagnostics charges third party for similar access to and use of Quest Diagnostics' laboratory data. No fees were required to be paid during 2000. The second data access agreement entered into at the closing of the acquisition was terminated by Quest Diagnostics in 2000. No fees were paid to Quest Diagnostics under the second agreement.

INDEMNIFICATION

    The stock and asset purchase agreement for the acquisition of SBCL includes customary indemnification agreements relating to breaches of representations, warranties and covenants of SmithKline Beecham and Quest Diagnostics. Except for the obligations of SmithKline Beecham and Quest Diagnostics with respect to tax indemnification payments, the obligations of both SmithKline Beecham and Quest Diagnostics to indemnify each other for breaches of representations and warranties and pre-closing covenants are each subject to $25 million deductible amounts. In addition, their obligations to indemnify each other for breach of some specified representations and warranties and pre-closing covenants, other than those relating to taxes, cannot be greater than $946.6 million and Quest Diagnostics' indemnification obligation for breaches of representations and warranties and pre-closing covenants, other than those relating to taxes, cannot be
                      Quest Diagnostics Incorporated   2001 Proxy Statement   33
greater than $245 million. All amounts paid under these indemnification agreements are net of amounts recovered from insurance and are calculated on an after-tax basis.

    In addition to the above indemnification provisions, in the stock and asset purchase agreement, SmithKline Beecham will indemnify Quest Diagnostics against monetary payments required to be made to the United States government or any state government, or any agency or subdivision of any of them, arising out of alleged violations of applicable federal fraud and healthcare statutes and relating to billing practices, in any case, that have been settled prior to or are pending as of the closing date. SmithKline Beecham will also indemnify Quest Diagnostics against monetary payments required to be made to private parties, such as insurance companies, relating to or arising out of the governmental claims described in the prior sentence. The indemnification with respect to governmental claims is for 100% of these claims while the indemnification with respect to the private party claims is for 100% of those claims, up to an aggregate amount of $80 million, 50% of those claims to the extent they exceed $80 million but are than $130 million and 100% of those claims to a maximum pre-tax amount of $25 million plus 20% of out-of-pocket costs and expenses.

    The special indemnification does not cover:

     Governmental claims that arise after the closing date from service of a subpoena or other notice of such investigation after the closing date;

     private claims unrelated to the indemnified governmental claims or investigations; or

     any consequential or incidental damages relating to the billing claims, including losses of revenues and profits as a consequence of exclusion from participation in federal or state health care programs.

    SmithKline Beecham is also required to indemnify Quest Diagnostics against any action, matter or claim arising from SmithKline Beecham's conduct of its business prior to the closing date (including medical professional liability claims) to the extent that these claims are covered by its insurance policies or would have been covered by policies if not for existing alternative arrangements made by SmithKline Beecham for the payment of such claims. SmithKline Beecham is also required to indemnify Quest Diagnostics and its affiliates for the out-of-pocket costs of the counseling and testing, for liabilities arising out of the civil actions, and for other losses arising out of the conduct of an SBCL

34   Quest Diagnostics Incorporated   2001 Proxy Statement
employee at a patient service center in Palo Alto, California who, at times, reused certain needles when drawing blood from patients, other than consequential damages.

    Quest Diagnostics has an after-tax receivable on its books from SmithKline Beecham for approximately $59 million for indemnified billing, professional liability and other claims. This is management's best estimate of amounts that are probable of being received from SmithKline Beecham to satisfy indemnified claims on an after-tax basis. The gross amount is approximately $97.6 million, consisting of the following: $62 million for indemnified billing, $30 million for indemnified professional liability, and $5.6 million for other claims on an after-tax basis. Also in 2000, SmithKline Beecham paid $5 million (on behalf of Quest Diagnostics) directly to CIGNA in settlement of certain claims.

CORNING

    Corning Incorporated owns all of the 1,000 outstanding shares of Quest Diagnostics' voting cumulative preferred stock, which shares were issued to Corning Life Sciences Inc. and subsequently transferred to Corning during the fourth quarter of 1996. Prior to December 31, 1996, Quest Diagnostics was a wholly owned subsidiary of Corning. Quest Diagnostics authorized payments to Corning of $117,500 in preferred stock dividends with respect to fiscal year 2000.

TRANSACTION AGREEMENT

    Under the Transaction Agreement entered into in connection with the 1996 spin-off of Quest Diagnostics, Corning agreed to indemnify Quest Diagnostics against all monetary penalties, fines or settlements for any government claims that (1) arise out of alleged violations of applicable federal fraud and healthcare statutes; (2) relate to billing practices of Quest Diagnostics and its predecessors; and (3) were pending in December 31, 1996.

    Corning has also agreed to indemnify Quest Diagnostics in respect of private claims relating to indemnified or previously settled government claims that alleged overbilling by Quest Diagnostics or any of its existing subsidiaries for services provided before January 1, 1997. Corning will indemnify Quest Diagnostics for 50% of the aggregate of all judgment or settlement payments made by December 31, 2001 that exceed $42 million. The 50% share will be limited to a total amount of $25 million and will be reduced to take into account any deductions or tax benefits realized by Quest Diagnostics, or a consolidated group of which
                      Quest Diagnostics Incorporated   2001 Proxy Statement   35

Quest Diagnostics is a member, to the extent that the deductions or tax benefits are deemed to actually reduce the tax liability of Quest Diagnostics. Corning will not indemnify Quest Diagnostics against damages suffered as a result of or incidental to, the billing claims and the fees and expenses of litigation.

    Quest Diagnostics will control the defense of any government claim or investigation unless Corning elects to assume the defense. However, in the case of all non-government claims related to indemnified government claims of alleged overbilling, Quest Diagnostics will control the defense. All disputes relating to the Corning indemnification agreement are subject to binding arbitration.

    At December 31, 2000, the amount shown on Quest Diagnostics' books as an after-tax receivable from Corning was $8.1 million, based on management's best estimate of amounts that are probable of being received from Corning to satisfy remaining indemnified claims.

TAX SHARING AGREEMENT

    In connection with the 1996 spin-off from Corning, Quest Diagnostics and another former Corning subsidiary entered into a tax sharing agreement with Corning which allocates responsibility for federal income and various other taxes for 1996 and prior years among the three companies. The tax sharing agreement further provides in general that if the 1996 spin-off becomes taxable, this tax is allocated among Corning, Quest Diagnostics and the other former Corning subsidiary in such a manner as will take into account the extent to which the actions or in actions of each may have caused the tax and each will indemnify and hold harmless the other from and against the taxes so allocated.

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on a review of Forms 3 and 4 and amendments thereto furnished to Quest Diagnostics during 2000, Forms 5 and amendments thereto furnished to Quest Diagnostics with respect to 2000 and written representations furnished to Quest Diagnostics, Quest Diagnostics believes that all reports required by
Section 16(a) of the Exchange Act were filed on a timely basis.

36   Quest Diagnostics Incorporated   2001 Proxy Statement

PROPOSALS OF STOCKHOLDERS

    The proposals of stockholders intended to be presented at Quest Diagnostics' 2002 Annual Meeting of Stockholders must be received by Quest Diagnostics at its office at One Malcolm Avenue, Teterboro, New Jersey 07608, Attention: Corporate Secretary, on or before November 20, 2001, if they are to be considered for possible inclusion in the 2001 Proxy Statement and form of proxy, in accordance with the rules and regulations of the Securities and Exchange Commission.

ADDITIONAL INFORMATION

    Quest Diagnostics files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the New York Stock Exchange.

    The annual report to stockholders is being sent in connection with this proxy statement includes (other than the signature page and the exhibits thereto) the entire annual report on Form 10-K for the year ended December 31, 2000. UPON REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 TO EACH RECORD OR BENEFICIAL OWNER OF ITS COMMON STOCK. Such requests should be directed to:

                           Quest Diagnostics Incorporated
                               One Malcolm Avenue
                          Teterboro, New Jersey 07608
                           Attn: Corporate Secretary
                                 (201) 393-5000

                                              By Order of the Board of Directors

                                              Leo C. Farrenkopf, Jr.
                                              Vice President and Secretary

                      Quest Diagnostics Incorporated   2001 Proxy Statement   37

                                                                      APPENDIX A

                         QUEST DIAGNOSTICS INCORPORATED
                      AUDIT AND FINANCE COMMITTEE CHARTER

ORGANIZATION

The Quest Diagnostics Incorporated Audit and Finance Committee is composed of at least three directors. The committee members are independent of the management of the Corporation, as defined by the New York Stock Exchange, are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgement. All committee members are financially literate and at least one of the members has accounting or related financial management experience, as determined by the Board of Directors.

STATEMENT OF POLICY

The Quest Diagnostics Incorporated Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibility over the management of the Corporation by reviewing financial information to be reported to the public and shareholders; by recommending and overseeing a system of internal financial and other controls to protect the Corporation's assets and business; by overseeing the internal and external audit processes; and by providing advice on financing activities and other financial matters. It is the responsibility of the Audit and Finance Committee to maintain free and open means of communication between the Board of Directors, the independent accountants, the internal auditors and the financial management of the corporation.

RESPONSIBILITIES

In carrying out its responsibilities, the Audit and Finance Committee will:

AUDIT RESPONSIBILITIES:

 Review the performance of and make recommendations to the Board of Directors regarding the independent accountants to be selected to audit the financial statements of the Corporation. The independent accountants are accountable to the Board of Directors and the Audit and Finance Committee as representatives of the shareholders.

 Review and concur in the appointment of the Director of Internal Audit.

 Obtain a formal written statement from the independent accountants on an annual basis delineating all relationships between the independent accountants and the Corporation. The committee will discuss with the independent accountants any relationships that may impact objectivity and independence as well as recommend to the Board of Directors the appropriate actions, if any, to be taken to ensure the independence of the accountants.

 Meet with the independent accountants and financial management to review the scope of the proposed audit for the current year and, at

38   Quest Diagnostics Incorporated   2001 Proxy Statement
 the conclusion thereof, review such audit, including any comments or recommendations of the independent accountants and inquire about time pressures on the independent accountants.

 Periodically discuss with management and the independent accountants significant non-audit services provided by the independent accountants.

 Review with the independent auditors, internal audit, and financial management, the adequacy and effectiveness of internal controls and elicit any recommendations for the improvement of such internal controls.1

 Review the internal audit function, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the summary of findings from completed and in progress internal audits.

 Review the financial statements contained in the annual report to shareholders with management and the independent accountants. This review should include a discussion of the independent accountants' judgments about the appropriateness of the Corporation's accounting principles as well as any current year changes in accounting principles.

 Review the financial statements contained in the quarterly report to shareholders, as appropriate, with management and the independent accountants prior to earnings release and filing with the SEC.

 Periodically meet separately with the internal auditor and independent accountants without members of management present.

 Periodically meet separately with members of management without the independent accountants present.

FINANCE RESPONSIBILITIES:

 Give advice and make recommendations with regard to debt financing policies and actions.

 Give advice and make recommendations with regard to investment, stock issuance, stock repurchases, dividend payment and other significant financial policies and actions.

GENERAL RESPONSIBILITIES:

 Report committee actions to the Board of Directors with such recommendations as deemed appropriate.

 Review and update the committee's charter annually.

 Discharge such other responsibilities as may be delegated by the Board of Directors.

---------
(1) The responsibility for reviewing internal controls related to legal and regulatory obligations rests with the Quality, Safety and Compliance Committee of the Board of Directors.

                      Quest Diagnostics Incorporated   2001 Proxy Statement   39

                ATTACHMENT TO AUDIT & FINANCE COMMITTEE CHARTER

NYSE Independence Requirement of Audit Committee Members.

Each audit committee shall consist of at least three directors, all of whom have no relationship to the company that may interfere with the exercise of their independence from management and the company. Additionally, the following restrictions shall apply to every audit committee member:

(a) Employees. A director who is an employee (including non-employee executive officers) of the company or any of its affiliates may not serve on the audit committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the company, the director could serve on the audit committee after three years following the termination of the relationship between the company and the former parent or predecessor.

(b) Business Relationship. A director (i) who is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the company, or (ii) who has a direct business relationship with the company (e.g., a consultant) may serve on the audit committee only if the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this paragraph, the Board of Directors should consider, among other things, the materiality of the relationship to the company, to the director, and, if applicable, to the organization with which the director is affiliated.

    'Business relationships' can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the company, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the audit committee without the above-referenced Board of Directors' determination after three years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or
    (3) the direct business relationship between the director and the company.

(c) Cross Compensation Committee Link. A director who is employed as an executive of another corporation where any of the company's executives serves on that corporation's compensation committee may not serve on the audit committee.

(d) Immediate Family. A director who is an Immediate Family member of an individual who is an executive officer of the company or any of its affiliates cannot serve on the audit committee until three years following the termination of such employment relationship.

40   Quest Diagnostics Incorporated   2001 Proxy Statement

                         [QUEST DIAGNOSTICS LOGO]





                         www.questdiagnostics.com

PROXY                  QUEST DIAGNOSTICS INCORPORATED                      PROXY

             Proxy for Annual Meeting of Stockholders -- May 8, 2001
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF QUEST
                            DIAGNOSTICS INCORPORATED

       The undersigned hereby appoints Kenneth W. Freeman, Michael E. Prevoznik and Leo C. Farrenkopf, Jr., and each of them, proxies for the undersigned, with full power of substitution and revocation, to vote all shares of the Quest Diagnostics Incorporated Common Stock, par value $.01 per share, which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present at the Annual Meeting of Stockholders of Quest Diagnostics Incorporated, to be held on Tuesday, May 8, 2001 at 10:00 a.m., local time, in New York, New York, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and the Annual Report to Stockholders and hereby instructs said proxies to vote said shares as indicated herein. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

       A majority of the proxies present and acting at the Annual Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

       This proxy, if properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted FOR the election of the Board's nominees, FOR approval of the proposed amendment to the Restated Certificate of Incorporation of Quest Diagnostics Incorporated. FOR approval of the proposed amendment to the 1999 Employee Equity Participation Program and FOR ratification of the selection of the independent public accountants.

          PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE
   AND RETURN IT IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, TO QUEST DIAGNOSTICS
                                  INCORPORATED

                          c/o Computershare Investor Services,
                      P.O. Box 2702, Chicago, Illinois 60690-9402

 PLEASE INDICATE YOUR VOTE BY AN "X" IN THE APPROPRIATE BOX ON THE REVERSE SIDE

                  (Continued and to be signed on reverse side.)


             NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
       QUICK o EASY o IMMEDIATE o AVAILABLE 24 HOURS A DAY o 7 DAYS A WEEK

QUEST DIAGNOSTICS INCORPORATED encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE

                     Call toll free 1-800-213-3198 any time on a touch tone telephone. There is NO CHARGE to you for the call. Enter the 6-digit Control Number located above.

                     Option #1: To vote as the Board of Directors recommends
                                on ALL proposals: Press 1. When asked, please confirm your vote by pressing 1.

                     Option #2: If you choose to vote on each proposal
                                separately, press 0 and follow the recorded instructions.

TO VOTE BY INTERNET

                     Go to the following website:
                     www.computershare.com/us/proxy
                     Enter the information requested on your computer screen, including the 6-digit Control Number located above. Follow the instructions on the screen.

   If you vote by telephone or the Internet, DO NOT mail back the proxy card.
                              THANK YOU FOR VOTING!

                         QUEST DIAGNOSTICS INCORPORATED
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

 1. Election of Directors for terms expiring in 2004--    For  Withhold  For All
Nominees: 01-Kenneth D. Brody, 02-Mary A. Cirillo, and    All     All    Except
          03-  William R. Grant                           [ ]     [ ]     [ ]

   -------------------------------------------------
   (Except nominees written above)

2. Proposal to adopt an amendment to Quest Diagnostics'    For  Against  Abstain
   Restated Certificate of Incorporation to increase the   [ ]    [ ]      [ ]
   number of authorized shares of common stock, $.01 par value, from 100 million shares to 300 million shares.

3. Proposal to approve an amendment to the 1999 Employee   For  Against  Abstain
   Equity Participation Program increasing the number of   [ ]    [ ]      [ ]
   shares of common stock of Quest Diagnostics issuable under the program from 6 million shares to 9 million shares.

4. Proposal to ratify the selection of                     For  Against  Abstain
   Pricewatershousecoopers LLP as independent              [ ]    [ ]      [ ]
   public accountants to audit the financial statements of Quest Diagnostics for the year ending December
   31, 2001.



CONTROL NUMBER

 For Information Only:
 Check here if you plan to attend the meeting.       [ ]

 Check here to discontinue mailing duplicate Annual  [ ]
 Report.


Date: ____________________________________________________________________, 2001

__________________________________________________________________________
(Signature)

___________________________________________________________________________
(Signature if held jointly)

___________________________________________________________________________
(Title or authority (if applicable))

NOTE: Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).



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